FOR IMMEDIATE RELEASE CONTACT:

Larry J. Miller
President and CEO
717-747-1500
lmiller@peoplesbanknet.com

PEOPLESBANK NAMES MICHAEL F. ALLEN
CHIEF OPERATING OFFICER

York, PA (July 25, 2012) — PeoplesBank, A Codorus Valley Company (Nasdaq:CVLY), today announced that Michael F. Allen has joined the company as Executive Vice President and Chief Operating Officer.  As Chief Operating Officer, Mr. Allen will join PeoplesBank’s senior management team and assume overall responsibility for the Bank’s primary sales and services divisions, including: Retail Banking, Business Banking, Wealth Management, Credit Quality, Information Technology and Deposit/Credit Services.
“We believe Mike’s extensive business knowledge and strong credit and leadership skills will contribute to the continued success of PeoplesBank,” said Larry J. Miller, President and Chief Executive Officer.  “As we approach our 150th anniversary in 2014, Mike will play an integral role in positioning our Company for the future.”
Mr. Allen comes to PeoplesBank from Kish Bank in Belleville, PA, where he served as Executive Vice President and Chief Credit Officer.  Prior to his service at Kish Bank, Mr. Allen served in executive leadership roles at The Forest Hill State Bank and Mercantile County Bank (Harford County, MD), subsidiaries of the former Mercantile Bank & Trust Company.  During his four years at Pennsylvania State University, Mr. Allen pursued a degree in Political Science and he is a graduate of the Colorado Graduate School of Banking. Mr. Allen is Chairman of the Lending Advisory Committee and a member of the Government Relations Committee of the Pennsylvania Bankers Association.
PeoplesBank, A Codorus Valley Company, a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., a bank holding company with assets in excess of $1 billion, is the largest independent financial institution headquartered in York County.  PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services through eighteen financial centers conveniently located in communities throughout York County, Pennsylvania and Baltimore, Harford, and Carroll Counties in Maryland.
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